Exhibit 99.1

National & Retail Trades and First Call

For release: December 4, 2003 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS NOVEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – December 4, 2003 -- Kohl’s Corporation (NYSE:KSS) reported today that sales for the four week period ended November 29, 2003 increased 9.3% over the four week period ended November 30, 2002. On a comparable store basis, sales decreased 4.4%.

For the 43 weeks ended November 29, 2003, total sales were up 12.6% while comparable store sales decreased 1.6%.

Larry Montgomery, CEO of Kohl’s Corporation commented, “November sales results were lower than expected.  We experienced high single digit comparable store sales declines over the first three weeks of the month.  Cold weather broke in the last week and a strong start to holiday selling resulted in a high single digit comparable store sales increase in the final week of the month.  We are encouraged by the strong start for the holiday period and continue to target a low to mid-single digit comparable store sales increase for the fourth quarter.”

Sales Summary ($ in millions
Fiscal Period Ended			% Inc. - This Year
	November 29, 2003	November 30, 2002	All Stores	Comp Stores

November	$ 1,187.8	$ 1,086.7	9.3%	-4.4%
Year-to Date	$ 7,908.0	$ 7,022.5	12.6%	-1.6%

At November 29, 2003, the Company operated 542 stores compared with 457 stores at the same time last year.

The Company plans to open approximately 95 new stores in fiscal 2004.  In the first quarter, the Company anticipates opening 47 stores, split between new market entries and fill-ins in existing markets. New markets include Sacramento, San Diego and Fresno, California and Memphis, Tennessee. The remaining new stores to be opened in existing markets will be spread across all regions of the country. The Company expects to open the balance of the 95 stores in the third quarter of fiscal 2004.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message. This message is accessible by calling (402)-220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Tawn Earnest, Manager – Public Relations, (262) 703-6609

Public Relations Contact:  Vicki Shamion, Director of Public Relations, (262) 703-1464

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